Exhibit 99.1

News Release
Contact:	Karin Demler, Investor Relations, 615-263-3005 Louise Grant, Media, 615-263-3106
Corrections Corporation of America
Announces Steve Groom to Succeed
Gus Puryear as General Counsel
NASHVILLE, TN — March 31, 2010 — CCA (Corrections Corporation of America) (NYSE: CXW), America’s leader in partnership corrections, announced today that Steve Groom, who currently serves as CCA’s Deputy General Counsel, has been selected to succeed Gus Puryear as CCA’s General Counsel. Puryear, who joined CCA in January 2001, has provided notice of his intent to resign to accept a position with another company following a brief transition period.
Commenting on the transition, Damon Hininger, the Company’s President and Chief Executive Officer said, “On behalf of the Board of Directors and management, we thank Gus for his contributions and service to our company over the last ten years, even as we look forward to Steve’s leadership of the general counsel’s office. Gus joined CCA when the Company was undergoing a tremendous amount of change and we are fortunate he has developed an exceptional in-house legal team, which will allow Steve to continue to operate our legal department effectively.”
Hininger continued, “Steve Groom, one of Gus’ first hires, has been a valued member of our in-house legal team since he joined CCA in March 2001. His knowledge of our business combined with his experience and outstanding qualifications make him a clear choice to succeed Gus.”
Groom, 58, has more than 30 years of business and legal experience. Before joining CCA, Steve was a partner in the law firm of Stites & Harbison in Nashville, Tennessee and served in managing attorney and general counsel roles with SunTrust Bank, Inc. He earned his law degree from the University of Memphis, where he was a member of the Law Review, and a bachelor’s degree from Lipscomb University in Nashville. He has served on the adjunct faculty of Lipscomb University’s MBA program, teaching Corporate Governance and The Legal & Regulatory Environment of Business. He also serves on the Board of Visitors of Lipscomb University’s College of Business and the Board of Advisors of the Institute for Conflict Management.
About the Company
CCA is the nation’s largest owner and operator of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 65 facilities, including 44 company-owned facilities, with a total design capacity of approximately 87,000 beds in 19 states and the
10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.
The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.
###